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                                                                   Exhibit 3.101

                          CERTIFICATE OF AMENDMENT OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       SPECTRUM HEALTHCARE SERVICES, INC.

     Spectrum Healthcare Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Company, at a regular meeting of the Board of Directors, duly adopted a resolution amending and restating
Article 4, Section A and the first paragraph of Article 4, Section B of the Restated Certificate of Incorporation of the Company to read in their entirety as set forth on Exhibit A attached hereto (the "Amendment");

     SECOND: That thereafter, pursuant to resolution of the Board of Directors, the Amendment was submitted to the stockholders of the corporation for their approval, which approval was given without a meeting by less than unanimous written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "GCL"). Pursuant to the GCL, prompt written notice of this approval has been provided to those stockholders who did not consent in writing.

     THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.
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     IN WITNESS WHEREOF, Spectrum Healthcare Services, Inc. has caused this certificate to be signed by its Vice President this 21st day of July, 1997.

                                        SPECTRUM HEALTHCARE SERVICES, INC.


                                        By: /s/ Ruth E. Kim
                                           ______________________

                                                Ruth E. Kim
                                                Vice President